Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Global Services to Provide IT Services for Foshan Government’s Cloud Computing Center

SHANGHAI, ATLANTA, July 26, 2010 — CDC Global Services, a business unit of CDC Corporation (NASDAQ: CHINA) and a provider of consulting, IT and IT-enabled services, announced today it has entered into an agreement to provide design, implementation and operations services for the Foshan Municipal Cloud Computing Center. This Center provides cloud-based computing resources to the public sector users and businesses in the city of Foshan and the neighboring regions.

The City of Foshan is less than 50 kilometers from Guangzhou, the provincial capital of Guangdong. Foshan is one of the top-10 cities in China, with the highest GDP per capita. It also has a number of highly successful industries in the design and manufacturing of electrical appliances, textiles, garments and ceramics products.

To accelerate the adoption of cloud-based services, the City of Foshan is engaging CDC Global Services to design, implement and operate this government-funded Cloud Computing Center. Based on the IaaS layer (Infrastructure as a Service) that the government has invested to build, CDC Global Services has been engaged to design and implement the PaaS layer (Platform as a Service). This PaaS layer will support a set of open standards upon which SaaS-ready (Software as a Services) products from different suppliers will be selected and implemented to meet the needs of the user community that the Center is designed to serve. This is expected to include the provision of ERP services to the large number of businesses in the electrical appliances, ceramics products, textiles, garments and food processing industries. CDC Global Services also expects to provide on-going management and operations services in the Center and advise the government in the adoption of various SaaS solutions to meet the needs of the public sectors users and its business community.

Upon completing the PaaS layer implementation and the first phase rollout of the SaaS services, CDC Global Services has the option, under this agreement, to form a joint venture with this government-funded Cloud Computing Center to operate this Center and to provide cloud-based services to government agencies and the business communities in the region.

“We welcome CDC Global Services bringing world-class technologies and services to Foshan,” said Mr. Wan Zhikang, deputy of Nanhai, Foshan. “CDC is a leader who has pioneered the hybrid computing practices, we are delighted to have them as our partner in designing, implementing and operating our Municipal Cloud Computing Center. The City of Foshan has many highly successful businesses in the traditional manufacturing industries. Through the setup of the Cloud Computing Center, the Municipal government is helping these industries to further elevate their standards and qualities of their products; and to improve production methods and efficiencies that are more environmental friendly. We look forward to a successful partnership with CDC Global Services in operating this Cloud Computing Center and to provide services to our industries in meeting this set of objectives.”

CDC Global Services has a professional practice in China for the provision of cloud-based technologies and services to governments and enterprises in the design, setup and operations of both private and public clouds. This professional practice helps its clients in the architecture design and implementation of the IaaS and PaaS layers of the cloud. Based on the business needs of the clients and the communities these clouds are designed to serve, CDC Global Services assists the clients in choosing and developing the SaaS-based applications. It also provides services for the on-going operations and management of these cloud systems to ensure they are meeting their intended purposes.

“We are very excited to have this opportunity to work with the Foshan Municipal government in the design, implementation and operation of this Municipal Cloud Computing Center,” said CK Wong, CEO of CDC Global Services. “This venture with the Foshan government highlights the extensive expertise and breadth of IT services that CDC Global Services is offering to our clients in the area of cloud computing. CDC Global Services is delivering an infrastructure that can provide high level of service, response, security and system availability that is crucial in a cloud-based IT system. We also provide on-going operations management for the cloud to help ensure its success and the meeting of all its business objectives. We believe that China holds significant opportunity in the rapidly growing cloud market, and CDC Global Services has a comprehensive set of offering in meeting these needs. We believe we are well-positioned as a leading provider of IT services for the cloud market in China.”

About CDC Global Services
CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings.  It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors.  CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact.  For more information, please visit www.cdcglobalservices.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on hybrid enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Global Services, our expectations regarding the expansion of our IT cloud services and the possible scope and geographic reach thereof, our expectations regarding Foshan Cloud Computing Center, our expectations and beliefs regarding the growth trends for ITO services, our beliefs regarding our ability to expand operations now and in the future, our beliefs regarding the Foshan Cloud Computing Center’s continued ability to attract key clients, our expectations regarding continued expansion in this area, in Foshan, and other areas of China, and our beliefs regarding customer demand for ITO services and the reasons therefor, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, the ability of CDC Global Services to address the business services requirements of the market, demand for and market acceptance of CDC Global Services ITO operations, and the ability of CDC Global Services to expand. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2009 filed with the Securities and Exchange Commission on June 30, 2010 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.